Exhibit 8.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION]

October 10, 2003

Redback Networks Inc.

300 Holger Way

San Jose, CA 95143

Ladies and Gentlemen:

We have acted as counsel to Redback Networks, Inc., a Delaware corporation (“Redback”), in connection with the Registration Statement on Form S-4 (Registration No. 333-108170) (the “Registration Statement”) filed by Redback with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the financial restructuring, as described in such Registration Statement. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Registration Statement. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that the statements set forth in the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the effective date of the Registration Statement.

This opinion addresses only those matters specifically set forth in the Registration Statement. This opinion does not address any other federal tax consequence or any state, local, or foreign tax consequences. Because this opinion is being delivered prior to the effective date of the Registration Statement, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences stated herein, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “United States Federal Income Tax Considerations” is, where indicated, the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name under the caption “United States Federal Income Tax Considerations.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI